Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-142838 on Form S-8 of our reports relating to the consolidated financial statements of Xinhua Sports & Entertainment Limited and its subsidiaries and variable interest entities (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adjustment for the change in the composition of reportable segments in 2008) and the effectiveness of the Company’s internal control over financial reporting dated April 30, 2009, appearing in the annual report on Form 20-F of the Company for the year ended December 31, 2008.

/s/ Deloitte Touche Tohmatsu
Hong Kong
April 30, 2009